Exhibit 23(a)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated October 20, 1994, accompanying the consolidated financial statements and schedules of Acclaim Entertainment, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended August 31, 1994, which is incorporated by reference in the Registration Statement and Prospectus on Form S-4. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the captions "Acclaim Selected Consolidated Financial Data" and "Experts."



GRANT THORNTON LLP

New York, New York
April 25, 1995